                                                                    EXHIBIT 11.1

                           RENTAL SERVICE CORPORATION

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                                  THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                MARCH 31,
                         -------------------------------------  -----------------------
                            1994         1995         1996         1996        1997
                         -----------  -----------  -----------  ----------  -----------
Weighted average common
 shares outstanding.....   4,337,820    4,116,412    7,020,405   5,279,114   11,376,378
Net effect of dilutive
 common stock options--
 based on the treasury
 stock method using the
 average market price...         --           --        50,270         --       116,895
Net effect of common
 stock, common stock
 options and warrants
 issued at less than IPO
 price within twelve
 months--based on the
 treasury stock method:
  Common stock..........     876,483      757,953        5,401      19,708          --
  Options...............     152,604      152,604       94,805     147,113          --
  Warrants..............      60,821       60,821       47,160      60,821          --
                         -----------  -----------  -----------  ----------  -----------
                           5,427,728    5,087,790    7,218,041   5,506,756   11,493,273
                         ===========  ===========  ===========  ==========  ===========
Income before
 extraordinary item..... $ 1,976,000  $ 3,715,000  $ 3,989,000  $  330,000  $ 2,183,000
Preferred stock
 accretion..............  (1,646,000)  (1,717,000)  (1,643,000)   (554,000)         --
                         -----------  -----------  -----------  ----------  -----------
                         $   330,000  $ 1,998,000  $ 2,346,000  $ (224,000) $ 2,183,000
                         ===========  ===========  ===========  ==========  ===========
Net income.............. $ 1,976,000  $ 3,237,000  $ 2,720,000  $  330,000  $ 1,649,000
Preferred stock
 accretion..............  (1,646,000)  (1,717,000)  (1,643,000)   (554,000)         --
                         -----------  -----------  -----------  ----------  -----------
                         $   330,000  $ 1,520,000  $ 1,077,000  $ (224,000) $ 1,649,000
                         ===========  ===========  ===========  ==========  ===========
Per share amount:
 Income before
  extraordinary item.... $       .06  $       .39  $       .33  $     (.04) $       .19
 Extraordinary item.....         --          (.09)        (.18)        --          (.05)
                         -----------  -----------  -----------  ----------  -----------
 Net income............. $       .06  $       .30  $       .15  $     (.04) $       .14
                         ===========  ===========  ===========  ==========  ===========